Exhibit 10.19

Execution Copy

CREDIT FACILITY AGREEMENT

The CREDIT FACILITY AGREEMENT dated as of March 25, 2011 made by and between MajescoMastek Inc., a California corporation (“Borrower”) having its offices at 105 Fieldcrest Avenue, Suite #208, Edison, New Jersey 08837, and ICICI Bank Limited, New York Branch, (“Lender” or “Bank”) having its offices at 500 Fifth Avenue, Floor 28, New York, NY 10110.

WITNESSETH:

WHEREAS, the Lender intends to extend a certain loan and credit facility to the Borrower pursuant to terms of this Agreement and related Credit Documents in the maximum aggregate principal sum of up to Five Million Dollars ($5,000,000.00) (the “Maximum Credit Facility Amount”).

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein, the mutual benefits to be derived there from and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Provisions Pertaining to Definitions.  For all purposes of this Agreement (except where such interpretations would be inconsistent with the context or the subject matter):

(a)       The expression “this Agreement” means this Agreement (including all of the Schedules and Exhibits annexed hereto) as originally executed, or, if supplemented, amended or restated from time to time, as so supplemented, amended or restated;

(b)       Where appropriate, words importing the singular only shall include the plural and vice versa, and all references to dollars or “$” shall be United States Dollars;

(c)       Accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP (as hereinafter defined); and

(d)       “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

SECTION 1.02. Defined Terms.  As used in this Agreement, the following terms have the following meanings and, unless otherwise indicated, terms defined in the singular have the same meaning when used in the plural and vice-versa:

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“Advance” means any and all amounts disbursed by the Bank or due from the Borrower under this Agreement, the Note or the Credit Documents.

“Affiliate” means any Person (a) that directly or indirectly controls, or is controlled by, or is under common control with the Borrower; (b) that directly or indirectly beneficially owns’ or holds five percent or more of any class of voting stock of the Borrower or the Parent Company, or (c) five percent or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or Parent Company. The term control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; and the terms “controlling” and “controlled” have meanings relative to the foregoing.

“Agreement” means this Credit Facility Agreement, together with any amendments, modifications and supplements thereto.

“Anti-Terrorism Laws” means the Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other law or regulation administered by OFAC, and any similar law enacted in the United States after the date of this Agreement.

“Applicable LIBOR Rate” means LIBOR plus four percent (4%) per annum.

“Availability Period” means the period commencing from the date of this Agreement and ending on the first (1st) anniversary of the date of this Agreement.

“Borrowing Limit” means the lesser of (a) the Maximum Credit Facility Amount and (b) seventy five percent (75%) of the Good Accounts Receivable.

“Branch Office” means the office of the Bank at 500 Fifth Avenue, 28th Floor, New York, New York 10110 in the United States of America.

“Business Day” means any day excluding Saturday, Sunday and any date that is a legal holiday under the laws of the State of New York and any day on which banking institutions located in such state are authorized by Law or other governmental action to close.

“Closing Date” means the date on which this Agreement is executed by the Borrower and the Bank and all conditions precedent set forth in Article VII of this Agreement have been satisfied.

“Collateral” means all assets and property of the Borrower that is subject or will be subject to the Lien granted by this Agreement or by any of the Credit Documents.

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“Credit Documents” means this Agreement, the Note, the Security Agreement, the Guaranty, Subordination Agreement and any and all documents, exhibits, schedules, amendments modifications and supplements delivered in connection herewith or therewith.

“Debt” means (a) indebtedness or liability for borrowed money or for the deferred purchase price of property or services (including trade obligations); (b) current liabilities in respect of unfunded vested benefits under any plan; (c) obligations under letters of credit issued for the account of any person; (d) all obligations arising under acceptance facilities; (e) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (f) obligations secured by any Lien on property owned by the Person, whether or not the obligations have been assumed.

“Designated Person” means a person or entity: (a) listed in the annex to, or otherwise subject to the provisions of, the Executive Order; (b) named as a “Specially Designated National and Blocked Person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law.

“Disbursement Date” means the date on which Bank disburses the amount of Revolving Credit Loan or part thereof to the Borrower or its order pursuant to the execution of this Agreement and the Revolving Credit Note.

“Dollar” and the sign “$” each mean the lawful currency of the United States of America from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” means any of the events specified in Section 11.01.

“Executive Order” means the US Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, which came into effect on 24 September 2001, as amended.

“Facility” means the Revolving Credit Loan.

“GAAP” means, with respect to the Borrower, generally accepted accounting principles in effect from time to time in the United States of America, and with respect to the Parent Company, generally accepted accounting principles in effect from time to time in India.

“Good Accounts Receivable” means accounts receivable of the Borrower excluding (i) the entire amount of accounts receivables, any portion of which is

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outstanding more than 90 days after billing date, (ii) all amounts due from any affiliate, including the Parent Company and all subsidiaries of the Parent Company or Borrower, (iii) bad or doubtful accounts, (iv) the amount of any holdbacks, contra accounts or rights of set-off on the part of any account debtor, or (v) any accounts which the Bank has previously advised to be ineligible.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, department, ministry, official or other instrumentality of the United States or India or other country or any supra-national organization, or any foreign or domestic state, county, city or other political subdivision, whether legislative, executive, regulatory, administrative or judicial.

“Guaranty” means the Guaranty Agreement, in the form and substance satisfactory to the Bank, executed by the Parent Company in favor of the Bank to guaranty any and all obligations of the Borrower under this Agreement, the Note and other Credit Documents.

“India” means the Republic of India and its constituent states from time to time and includes where the context so requires, the Government of the Republic of India, the Government of any constituent state thereof and any regulatory agency or authority thereof.

“Inventory” means inventory of Borrower used in its business, but shall not include work in progress.

“Interest Deficit” has the meaning given this term in Section 6.02.

“Law” means any federal, state, local or foreign law, statute, code or ordinance or any rule or regulation promulgated by any Governmental Authority.

“LIBOR” (London Interbank Offered Rate) means the rate for deposits in U.S. Dollars for a period of three (3) months that appears on Telerate Page 3750 as of 11:00 AM, London time, on the day that is two London banking days prior to the applicable interest payment date as per the applicable Note. If such rate does not appear on Telerate Page 3750, the rate for that adjustment date will be the arithmetic mean of the rates quoted by major banks in London, selected by the Bank for the three (3) month period, as of 11:00 AM, London time, on the day that is two London banking days prior to the applicable interest payment date as per the applicable Note.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, against any property, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction.

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“Mastek UK Ltd.” means a company incorporated under the laws of England, which is a wholly owned subsidiary of the Parent Company, and an Affiliate of the Borrower.

“Material Adverse Effect” means a material adverse effect on or material adverse change, as determined by the Lender in its sole discretion, in: (a) the condition (financial or otherwise), operations, prospects, properties, performance or business of the Borrower and/or Parent Company and/or the Subsidiary, including any such changes resulting from or influenced by a change in Law, the revocation of any operating licenses, international and/or any national capital markets, loan syndication markets, financial markets or any other external factors; (b) the ability of the Borrower and/or Parent Company and/or the Subsidiary to perform and comply with its material obligations under any Credit Document; (c) the validity, legality or enforceability of, or the rights or remedies of the Bank under any Credit Document; or (d) the validity, legality or enforceability of any Lien expressed to be created pursuant to any the Security Agreement or on the priority and ranking of any of that Lien.

“Maximum Credit Facility Amount” shall have the meaning given to it in the recital of this Agreement above.

“Maximum Revolving Credit Loan” shall have the meaning set forth in Section 3.01 herein.

“Note” mean the Revolving Credit Note.

“Obligations” means (1) the due, punctual and complete performance and repayment of all of the Advances outstanding from time to time in the account of the Borrower with the Bank, all interest accrued thereon, and all other obligations of and amounts payable to the Borrower under this Agreement, the Note, other Credit Documents and with regard to any other transactions whatsoever between the Borrower and the Bank and (2) the performance of all representations, warranties, agreements, covenants and other obligations of the Borrower under this Agreement, the Note and the Other Credit Documents.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Parent Company” means Mastek Limited, the direct or indirect parent company of the Borrower.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“RBI” means Reserve Bank of India.

“RBI Guarantees Regulations” means the Foreign Exchange

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Management (Guarantees) Regulations, 2000 read together with the Master Circular dated 1 July 2009 on Guarantees and Co-acceptances issued by the RBI (as amended or modified from time to time).

“RBI ODI Regulations” means the Foreign Exchange Management (Transfer or Issue of any Foreign Security) Regulations, 2004 read with the Master Circular dated 1 July, 2009 on Direct Investment by Residents in a Joint Venture or Wholly Owned Subsidiary Abroad issued by the RBI (as amended or modified from time to time).

“Revolving Credit Loan Termination Date” means the first year anniversary of the earlier of the date of execution of the Revolving Credit Note or Disbursement Date, on which date the Revolving Credit Note shall, if not sooner paid, be absolutely and unconditionally due and payable in full by Borrower together with any interest and other charges.

“Revolving Credit Loan” means amounts allowed as Revolving Credit Loan under Article III of this Agreement and evidenced by and repayable in accordance with the Revolving Credit Note.

“Revolving Credit Note” means the Revolving Credit Note executed by the Borrower in the principal amount of Five Million Dollars ($5,000,000.00), dated as of the date of this Agreement and payable to the Bank in accordance with the terms of the Revolving Credit Note.

“Security Agreement” means the Security Agreement dated as of the date of this Agreement, to be executed and delivered by the Borrower to the Bank under the terms of this Agreement.

“Subordination Agreement” means the Subordination Agreement dated as of the date of this Agreement, to be executed and delivered by the Parent Company in favor of the Bank under the terms of this Agreement.

“Subsidiary” means Systems Task Group International Limited, a wholly owned subsidiary of the Borrower, and Vector Insurance Service LLC, a limited liability company, in which Borrower owns ninety percent (90%) of the membership interest on a fully diluted basis.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of Law, any or all of the attachment, perfection or priority of the Bank’s lien on the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” means the Uniform Commercial Code or such other Law as in effect in such other jurisdiction for purposes of the provisions thereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

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“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States, as amended.

ARTICLE II

ACCOUNTING TERMS

SECTION 2.01. Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with that applied in the preparation of the financial statements referred to in this Agreement, and all financial statements submitted pursuant to this Agreement shall be prepared in accordance with such principles.

ARTICLE III

AMOUNT AND TERMS OF REVOLVING CREDIT LOAN

SECTION 3.01. Borrower’s Agreement.  The Bank agrees that subject to the terms and conditions of this Agreement, during the Availability Period it shall make available to the Borrower a Revolving Credit Loan not exceeding the Borrowing Limit. Subject to the terms of this Agreement, during the Availability Period Borrower may re-borrow any amount repaid as Revolving Credit Loan.

SECTION 3.02. Condition Precedent.  The obligation of the Bank to allow the Revolving Credit Loan shall be subject to the conditions precedent in Article VII hereof and receipt of such other approvals, opinions or documents that the Bank may reasonably request.

SECTION 3.03. Borrower’s Agreement

(a)        Borrower may prepay any amount of the Revolving Credit Loan without penalty; provided, however, any prepayment shall be in an amount of at least $100,000. Borrower shall repay to the Bank all the amounts drawn as Revolving Credit Loan together with any interest and charges before the Revolving Credit Loan Termination Date;

(b)        Borrower shall pay interest to the Bank on the outstanding Revolving Credit Loan at a rate per annum equal to the Applicable Libor Rate in monthly installments payable on the last date of each calendar month (pro rotated for any partial calendar month) and commencing from the applicable Disbursement Date; any amount remaining outstanding beyond the date when due, whether at maturity, by notice of prepayment, by acceleration or any breach under any Credit Documents or otherwise, shall bear interest at a default rate per annum equal to two percent (2.00%) above the Applicable Libor Rate from the date when due until paid in full; provided, however, for avoidance of doubt, interest at a default rate per annum equal to two percent (2.00%) above the Applicable Libor Rate shall be charged from the date of breach or default under any representation, warranty, covenant, term, condition or provision of any Credit Document (without giving effect to any cure or grace period)

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until such breach or default is cured as per the terms of the applicable Credit Document. Any amounts drawn in excess of the Borrowing Limit shall bear interest at a penalty rate per annum equal to two percent (2.00%) above the Applicable Libor Rate from the date when drawn until paid in full. Any change in the interest rate resulting from a change in the Applicable Libor Rate shall become effective as of the opening of business on the day on which such change in the Applicable Libor Rate shall become effective. Interest shall be calculated on the basis of a year of 360 days for the actual number of days elapsed;

(c)        Borrower shall be permitted to make drawings under the Revolving Credit Loan only during the Availability Period. The minimum amount to be drawn at any time under the Revolving Credit Loan shall be no less than $100,000. All outstanding undrawn commitments under Revolving Credit Loan shall automatically be cancelled and reduced to zero at the close of business in New York, New York on the last day of the Availability Period;

(d)       Bank may, in its sole and absolute discretion, upon written agreement with Borrower, renew the Revolving Credit Loan for additional one year periods (or such other shorter period as agreed by the Bank) on such terms and conditions as it may elect. In the event of the renewal of the Revolving Credit Loan, the Revolving Credit Loan Termination Date shall be extended for a corresponding period.

SECTION 3.04. Evidence of Indebtedness.  The Revolving Credit Loan made under this Agreement shall be evidenced by, and repaid with interest and any other charges in accordance with, the Revolving Credit Note and the records of the Bank, which shall constitute prima facic evidence of the amount of the principal, interest and other charges owed as Revolving Credit Loan.

ARTICLE IV

BORROWING REQUESTS

SECTION 4.01. Requests for Borrowings.    To request a borrowing, Borrower shall notify Lender of such request in writing (a) not later than 12:00 p.m., Eastern time, two Business Days before the date of the proposed borrowing. Each such borrowing request shall be irrevocable and shall be in the form attached as Exhibit A and signed by Borrower. Each such written borrowing request shall specify the following information in compliance with this Article IV: (i) the aggregate amount of the requested borrowing, which shall in no event be less than $100,000 and thereafter in increments equal to or in excess of $100,000; and (ii) the date of such borrowing, which shall be a Business Day.

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ARTICLE V

NO DEDUCTIONS

SECTION 5.01. Setoffs.   Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being waived by the Borrower), to setoff and apply any and all deposits (general or special, including the Debt Service Reserve Account (as such term is defined in the Security Agreement), time or demand, provisions or final) at any time held by the Bank and other indebtedness at any time owing the Bank to or for the credit or the account of the Borrower against any and all of the Obligation of the Borrower now or hereafter existing under this Agreement, the Note, other Credit Documents or any Advance, irrespective of whether or not the Bank shall have made any demand under this Agreement, the Note or such other Credit Documents and although such Obligation may be unmatured. The rights of the Bank under this Section are in addition to other rights and remedies (including without limitation, other rights of setoff) under Law, equity, contract or otherwise that the Bank may have.

SECTION 5.02. No Deductions.   All payments of any amounts due under or in connection with this Agreement, the Note, or any of the other Credit Documents hereunder shall be made by the Borrower to the Bank free and clear of, and without deduction or withholding for, any and all present and future taxes, levies, duties or withholdings of any kind. If any deduction or withholding from any amount payable hereunder or in connection herewith shall be legally required, such amount shall be grossed up and increased by the Borrower as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts payable under this paragraph) the Bank shall receive an amount equal to the amount it would have received had no such deductions or withholdings been required. Nothing contained herein shall obligate the Borrower to pay any taxes imposed on or measured by the net income of the Bank imposed by the jurisdiction of the Bank’s organization, the United States of America, any State of the United States, any political subdivision thereof or any taxing authority therein.

SECTION 5.03. Capital Adequacy.   In the event of the introduction of, or any change in, any applicable Law or official directive (whether or not having the force of law), or in the interpretation or application thereof by any Governmental Authority or central bank after the date hereof which (a) results in an increase in the cost to the Bank of issuing or maintaining, or which reduces the rate of return on capital of the Bank as a consequence of its obligations with respect to, the credit facilities under this Agreement or the Note by reason of reserve, capital adequacy or any other requirements, (b) results in a reduction of amounts otherwise receivable by the Bank from the Borrower of principal, interest or other fees and charges hereunder, or (c) results in the imposition of any tax, levy, impost, fee, charge, withholding or similar requirements of any kind, the Borrower will pay to the Bank upon demand from time to time an amount equal to such actual increased cost or reduction in amounts receivable and/or amounts sufficient to compensate the Bank for such reduction in the rate of return of the Bank.

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SECTION 5.04. Lender’s Right to Cancel Facility.   Notwithstanding anything to the contrary, the Borrower agrees, undertakes and acknowledges that the Bank shall have the unconditional right to cancel the outstanding undrawn commitments under this Agreement at any time upon the occurrence of an Event of Default.

ARTICLE VI

INTEREST, PAYMENTS, FEES, USE OF FACILITY, ADJUSTMENTS,

SECURITY

SECTION 6.01. Interest.  The Borrower shall pay interest to the Bank as provided in the Note and this Agreement. Interest shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

SECTION 6.02. Interest Adjustments.  Notwithstanding anything in the Credit Documents to the contrary, if this Agreement, the Note or the Credit Documents would at any time otherwise require payment to the Bank of an amount of interest in excess of the maximum amount then permitted by Law, such interest payments to the Bank shall be reduced to the extent necessary so as to ensure that the Bank shall not receive interest in excess of such maximum amount. To the extent that, pursuant to the foregoing sentence, the Bank shall receive interest payments hereunder or under the Note in an amount less than the amount otherwise provided, such deficit (the “Interest Deficit”) will cumulate and will be carried forward until the termination of this Agreement. Interest otherwise payable to the Bank hereunder and under the Note for any subsequent period shall be increased by the maximum amount of the Interest Deficit that may be so added without causing the Bank to receive interest in excess of the maximum amount then permitted by the Law.

SECTION 6.03. Method of Payments.

(a)       The Borrower shall make each repayment of principal under this Agreement and under the Note to the Bank at the Branch Office in Dollars in immediately available funds by no later than the close of business in New York City on the date when due. The Borrower, hereby irrevocably authorizes the Bank, if and to the extent any payments of principal are not made when due under this Agreement, to charge any amount so due from time to time against any account of the Borrower, with the Bank.

(b)       The Borrower shall make each payment of interest under this Agreement or under the Note to the Bank at the Branch Office in Dollars in immediately available funds as set forth in this Agreement and the Note, in an amount sufficient to pay all unpaid interest, if any, accrued as of the date of payment. The Borrower, hereby irrevocably authorizes the Bank to charge any account of the Borrower with the Bank to the extent the Borrower fails to pay such amounts.

(c)       Whenever any payment to be made under this Agreement shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and any resulting extension of time shall in such case be

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included in the computation of the payment of interest.

SECTION 6.04. Mandatory Prepayment.  Bank may require and shall have the right to demand immediate mandatory prepayment of the aggregate principal outstanding under the Agreement and Note together with all interests and charges, if at any time during the term of this Agreement, Borrower exceeds the Borrowing Limit.

SECTION 6.05. Processing Fees, Commitment Fees and Expenses.  The Borrower shall pay to the Bank: (i) on the date of execution of this Agreement a processing fee of Twenty-Five Thousand Dollars ($25,000.00), and (ii) quarterly in arrears after the Closing Date, a one-half percent (0.5%) per annum commitment fee payable on the daily unused portion of Facility if the unused portion exceeds Two Million Five Hundred Thousand Dollars ($2,500,000.00). The unused portion of the Facility is the amount calculated by subtracting the outstanding principal balance drawn under the Facility from the Maximum Credit Facility Amount. The Borrower hereby irrevocably authorizes the Bank to charge any account of the Borrower with the Bank to the extent the Borrower fails to pay such amounts in a timely manner.

SECTION 6.06. Costs and Expenses.  On the Closing Date, the Borrower shall pay to the Bank all costs and expenses further described under Section 12.05 that have been incurred through the Closing Date, including, without limitation, the fees and disbursements of Wiggin & Dana LLP, counsel to the Bank, incurred in the preparation and negotiation of the Credit Documents.

SECTION 6.07. Application of Payments.  All amounts received by the Bank from the Borrower relative to the Agreement and the Note shall be applied, regardless of any designations to the contrary, at the discretion of the Bank in the event of occurrence of an Event of Default.

SECTION 6.08. Security.  As security for the Advances and Obligations, the Borrower herewith grants to the Bank (i) a first priority security interest in the Collateral pursuant to the Security Agreement; (ii) Guaranty; and (iii) Subordination Agreement.

SECTION 6.09. Maximum Credit Facility Amount.  Notwithstanding anything to the contrary in this Agreement or any other Credit Document, in no event shall the Bank be obligated to make any Advances in excess of the Borrowing Limit.

SECTION 6.10. Illegality.  If, at any time it becomes or will become unlawful or contrary to any regulation in any applicable jurisdiction for the Bank to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Facility:

(a)       the Bank shall promptly notify the Borrower upon becoming aware of that event;

(b)       upon the Bank notifying the Borrower, the Facility will be

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immediately cancelled; and

(c)       the Borrower shall repay the Facility to the Bank on the date specified by the Bank in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by Law, as the case may be).

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.01. Conditions Precedent to Initial Advance.  The obligation of the Bank to allow any Advance under this Agreement to the Borrower is subject to the conditions precedent that the Bank shall have received on or prior to the Closing Date each of the following, in form and substance satisfactory to the Bank and its counsel:

(a)       Revolving Credit Note. The Revolving Credit Note duly executed By the Borrower for Five Million Dollars ($5,000,000.00) and dated as of the date of this Agreement;

(b)       Security Agreement. The Security Agreement duly executed by the Borrower together with acknowledgment copies of the financing statements duly filed under the Uniform Commercial Code of all jurisdictions to perfect the security interest created by the Security Agreement;

(c)       Guaranty from the Parent Company. The Parent Company shall, to the satisfaction of the Lender, have executed and delivered to the Bank an irrevocable and unconditional guarantee; and (ii) Borrower shall cause the Parent Company to submit a duly completed form ODI (as stipulated in the RBI ODl Regulations) to its authorized dealer in respect of its guarantee obligations under its Guaranty issued in favor of the Bank;

(d)       Subordination Agreement. The Subordination Agreement in form and substance satisfactory to the Bank and its counsel;

(e)       Corporate Resolution of the Borrower. The Corporate Resolution or Written Consent of the Board of Directors of the Borrower duly executed by all the Directors of the Borrower, authorizing the execution and delivery of this Agreement and all Credit Documents, and performance of its obligations thereunder;

(f)        Corporate Resolution of the Parent Company. The Corporate Resolution or Written Consent of the Parent Company duly executed by all of the Directors of the Parent Company, authorizing the execution and delivery of the Guaranty and any of the other Credit Documents that the Parent Company is a party to, and performance of its obligations thereunder

(g)       Processing Fee. Processing fee as set forth in Section 6.05;

(h)       Costs and Expenses. All costs and expenses further described under Section 12.05 invoiced to the Borrower through the Closing Date, including,

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without limitation, the fees and disbursements of Wiggin & Dana LLP, counsel to the Bank, incurred in the preparation and negotiation of the Credit Documents.

(i)        Formation Documents of the Borrower. Certified copies of the most current versions of the Borrower’s Certificate of Incorporation and By-Laws;

(j)        Formation Documents of the Parent Company. Certified copies of the most current version of the Parent Company’s Memorandum of Association and Articles of Association;

(k)       Good Standing. Borrower shall have furnished a Certificate of Good Standing from the State of California, State of New Jersey, State of New York and State of Connecticut;

(l)        Legal Opinion of the Borrower. A legal opinion or opinions from the Borrower’s counsel on, among other things, the capacity of the Borrower to execute each of the Agreement and the other Credit Documents and on their enforceability, which shall be satisfactory in form and substance to the Bank and its counsel;

(m)      Due Diligence. The Bank shall have completed its due diligence on the Collateral and on the Borrower, Parent Company and the Subsidiary including due diligence in connection with the Bank’s obligations under its policies and applicable law related to knowing once customer, and the results of such due diligence findings shall be to the satisfaction of the Bank in its sole and absolute discretion.

(n)       Approvals and Consents. The Borrower shall have obtained and submitted to the Bank any and all consents or approvals which may be required by any Governmental Authorities (domestic or foreign) and/or from any other Person;

(o)        Event of Default. No Event of Default should have occurred;

(p)        Representation and Warranties. The representations and warranties under the Credit Documents are true and correct, and Borrower and the Parent Company, by action of an authorized officer, shall have so certified to Bank, and the Borrower and Parent Company shall not be in breach or violation of any agreement or covenant contained in this Agreement or any Credit Document;

(q)        Incumbency of Officers. A certificate of an officer of Borrower certifying to the incumbency and signatures of all officers of Borrower who are authorized to execute this Agreement, the Mote and the Credit Documents;

(r)        Charter Accountant Certificate. Certificate from the Charter Accountants of the Parent Company confirming the net worth of the Parent as required under the master circular on direct investment by residents in JV/WOS abroad, which net worth and certificate shall be to the satisfaction of the Bank, and in any event, all financial commitments (including all guarantees) are within 400% of the net worth of the Parent Company;

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(s)       Borrower’s Certificate. Certificate from an officer of the Borrower providing confirmations, in form and substance satisfactory to the Lender, including the accuracy of documents and absence of default, specimen signatures, payment of stamp duty and other taxes, completion of requisite filings and registration and borrowing/ guaranteeing limits;

(t)        Other Documents to be Delivered by Parent Company. A certificate of the corporate secretary of the Parent Company regarding the non-applicability of Section 372A of the Companies Act (India);

(u)       Other Miscellaneous Documents, etc. The Bank shall have received such other approvals, opinions or documents that the Bank may reasonably request, which shall be in a form and substance satisfactory to the Bank.

SECTION 7.02. Conditions Precedent to Each Advance.  At the time of each Advance under the Revolving Credit Loan after the initial Closing Date, Borrower, the Parent Company and the Subsidiary shall each be in compliance with all of the provisions, warranties, representation, agreements and covenants contained in this Agreement and other Credit Documents with which it is to comply; there shall exist no Event of Default; and Lender shall have received a certificate signed by a duly authorized officer of Borrower in the form attached hereto as Exhibit B dated the date of such Advance.

ARTICLE VIII

REPRESENTATION AND WARRANTIES

The Borrower represents and warrants to Lender, as of the Closing Date, which representations and warranties shall survive the execution and delivery of this Agreement and the Note, as follows:

SECTION 8.01. Incorporation, Good Standing and Due Qualification.  Each of the Borrower and the Subsidiary is a corporation incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Borrower and the Subsidiary is fully qualified to do business wherever such qualification is necessary and the Borrower has full power and authority, corporate and otherwise, to enter into this Agreement and Credit Documents required hereunder on its behalf and to carry on its business as it is now being conducted. Each of the Borrower and the Subsidiary has full power and authority, corporate and otherwise, to own the property and assets it now owns. Except for the Subsidiary, the Borrower has no subsidiaries. The Subsidiary does not have any subsidiary, other than as set forth in Schedule 8.01.

SECTION 8.02. Corporate Power and Authority.  The execution, delivery, and performance by the Borrower of the Credit Documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of the stockholders of such corporation; (b) contravene such corporation’s certificate of incorporation or bylaws; (c) violate any

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provision of any Law (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to such corporation; (d) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which such corporation is a party or by which it or its properties may be bound or affected; (e) result in or require the imposition of any Lien upon or with respect to any of the properties now owned under any such Law, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

SECTION 8.03. Legally Enforceable Agreement.  This Agreement is, and each of the other Credit Documents to which it is a party when delivered under this Agreement will be, legal, valid, and binding obligations of the Borrower, enforceable against the Borrower, in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar Laws affecting creditors’ rights generally.

SECTION 8.04. Consents, Approvals and Compliance with Laws.

(a)       No authorization, consent or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required on the part of the Borrower for the due execution, delivery and performance by it of this Agreement and of the other Credit Documents, except such as have been already obtained.

(b)       The Borrower nor its Subsidiary is in violation of any applicable Laws, including Anti-Terrorism Laws, and has not been notified by any Governmental Authorities of any violation or investigation with respect to any such applicable Laws.

SECTION 8.05. Financial Statements.  The consolidated financial statements of the Borrower and the accompanying footnotes are complete and correct and fairly represent the financial condition of the Borrower on a consolidated basis as at the date of such financial statements and the results of the operations of the Borrower on a consolidated basis for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to year end adjustments in the ease of the interim financial statements), and since the date of the last financial statements delivered to the Bank there has been no material adverse change in the condition (financial or otherwise), business or operations of the Borrower or the Subsidiary on a consolidated basis. There are no liabilities of the Borrower or Subsidiary, fixed or contingent, that are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business consistent with past practices. No information, exhibit, or report furnished by the Borrower to the Bank in connection with the negotiation of this Agreement contained any misstatement of fact or omitted to state a fact or any fact necessary to make the statement contained therein not materially misleading. No Material Adverse Effect has occurred and/or is continuing.

SECTION 8.06. Other Agreements.  The Borrower and the Subsidiary are

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not, nor shall be, without the Bank’s prior consent, a party to any indenture, loan or credit agreement, or to any lease or other agreement or instrument or subject to any charter or corporate restriction that could have a Material Adverse Effect on the Borrower or the Subsidiary or the ability of the Borrower or the Subsidiary to carry out their obligations under the Credit Documents to which they are a party. The Borrower and the Subsidiary are not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business.

SECTION 8.07. Litigation.  There is no pending or threatened action, suit or proceeding against or affecting the Borrower or Subsidiary, or Parent Company before any court, governmental agency, or arbitrator, nor is the Borrower, Subsidiary, or Parent Company aware of any facts and circumstances that would result in any action, suit or proceeding against any such entity.

SECTION 8.08. No Default on Outstanding Judgments or Orders.  The Borrower, the Subsidiary and Parent Company have satisfied all judgments against the Borrower, the Subsidiary and Parent Company respectively, and the Borrower, Subsidiary and Parent Company are not in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator or federal, state, municipal or other Governmental Authority, board, or bureau, domestic or foreign.

SECTION 8.09. Ownership and Liens.  Borrower and the Subsidiary have good and marketable title to all of the property and assets owned by them and all such property and assets are free and clear of any Liens. Except as set forth in Schedule 8.09, there are no Liens on any assets or properties of the Borrower or the Subsidiary. Borrower and the Subsidiary enjoy peaceful and undisturbed possession under all leases under which they are lessee that are material to the conduct of the business of Borrower or the Subsidiary and all of such leases are valid, subsisting and in full force and effect in accordance with their terms. None of such leases contains any provision restricting incurrence of Indebtedness by Borrower or any provision that materially adversely affects or in the future might materially adversely affect the business of Borrower or the Subsidiary.

SECTION 8.10. Operation of Business.  The Borrower and the Subsidiary possess all licenses, permits, other governmental authorizations, franchises, patents, copyrights, trademarks and trade names, or rights thereto, necessary to conduct their respective business as they are now conducted and as they are proposed to be conducted, all such licenses, permits, and authorizations are valid and in full force and effect and the Borrower and the Subsidiary are not in violation of any valid rights of others with respect to any of the foregoing.

SECTION 8.11. Taxes.  The Borrower and the Subsidiary have filed all tax returns required to be filed and have paid all taxes, assessments, duties, governmental charges and levies thereon to be due, including interest and penalties.

SECTION 8.12. Compliance with Environmental Laws.

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(a)       Each of the Borrower and the Subsidiary has complied in all material respect with, is currently in compliance in all material respects with and will continue to be in compliance in all material respects with all environmental Laws, orders or decrees of every Governmental Authority, including without limitation every state, federal or local environmental Law applicable to it.

(b)       No solid or hazardous or toxic wastes or hazardous substances (as defined in the Comprehensive Environmental Response Compensation and Liability Act, the Resources Conservation and Recovery Act and the Super Fund Amendments and Reauthorization Act of 1986, as amended, or under any successor or similar Law or any applicable state or local Law), are processed, discharged, stored, treated, disposed of or managed at any facility owned, leased or operated by the Borrower or the Subsidiary, at the request or behest of the Borrower or Subsidiary or at any facility owned, leased or operated by the Borrower or Subsidiary, at the request or behest of the Borrower or Subsidiary or at any adjoining site, so as to require license, permit or authorization of any type from any Governmental Authority for which the failure to have same would be material to the Borrower or Subsidiary. No governmental or private action to enforce environmental or pollution control Laws have been initiated against the Borrower or Subsidiary or against or with respect to any facility of the Borrower or Subsidiary.

(c)       There is not pending against the Borrower or Subsidiary before any Governmental Authority any action, suit or proceeding that (1) is based on alleged damage to health caused by any hazardous or toxic substance or by any waste or by-product thereof and (2) involves (A) a claim for damages in excess of $10,000 or (B) claims for damages under $10,000 that, in the aggregate, could have an adverse effect on the Borrower or Subsidiary.

SECTION 8.13. Labor Relations.  No work stoppage that could materially adversely affect the business, financial position, results of operations or prospects of the Borrower or Subsidiary has occurred or is continuing or, to the knowledge of the Borrower or Subsidiary, is threatened, and no material union representation questions exist with respect to the employees of the Borrower or Subsidiary. There are no charges of unfair labor practices pending or, to the knowledge of the Borrower or Subsidiary, threatened before any Governmental Authority, nor are there any pending labor negotiations or union organization efforts, involving or affecting employees of the Borrower or Subsidiary.

SECTION 8.14. Application of Funds.  The Borrower further represents and warrants that any funds or loans made available to it pursuant to this Agreement shall not be used, wholly or partially, to finance transactions relating to clients, customers, importers or exporters who appear on any list of the Office of Foreign Assets Control of the Department of the Treasury of the United States of America, Financial Action Task Force on Money Laundering or on any control list or list of designated nationals of a similar nature. Further, neither the Borrower nor any of its Parent Company or of its subsidiaries or any of their respective agents acting or benefiting in any capacity in connection with the Agreement is a Specially Designated National under the sanctions administered by Office of Foreign Assets Control(“OFAC”) and shall not

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use the Facility in any transaction with / for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC, including, without limitation, those implemented by regulation codified in Subtitle B, Chapter V of Title 31, U.S. Code of Federal Regulation. Neither Borrower, Subsidiary or the Parent Company is in violation of any Anti-Terrorism Law; nor a Designated Person; nor does Borrower, Susidiary or the Parent Company deal in any property or interest in property blocked pursuant to any Anti-Terrorism Law.

SECTION 8.15. No Immunity.  The Borrower, Subsidiary and Parent Company enjoy no immunity (statutory, common law or otherwise) from suit and asset attachment of any nature whatsoever in any country or jurisdiction.

SECTION 8.16. Financial Business.  Neither the Borrower, Subsidiary or Parent Company are non-banking financial institutions, core investment companies, or otherwise in the business of providing financial or real estate services.

SECTION 8.17. Solvency.  The Borrower, Subsidiary and Parent Company are solvent and for each there is no obligation to pay any type of duties, stamp taxes or registration charges on or related to this Agreement and the other Credit Documents, and if payable has paid such duties, stamp taxes and registration charges as of the date of this Agreement.

SECTION 8.18. Ownership.  The Borrower is a wholly owned direct subsidiary of the Parent Company and will during the existing and continuation of the loans extended under this Agreement be a wholly owned direct or indirect subsidiary of the Parent Company and/ or owned by the Parent Company and Mastek UK Ltd,. Except for the Subsidiary, which is a wholly-owned direct subsidiary of the Borrower, the Borrower does not have any direct or indirect subsidiary nor has it made any investments in any joint venture or any other entity. During the loans extended under this Agreement, the Subsidiary will be a wholly-owned subsidiary of the Borrower.

SECTION 8.19. Employee Benefit Plans.  With respect to any employee pension benefit plan (as defined by Section 3(2) of ERISA) established or maintained by Borrower or the Subsidiary (i) such plan is a qualified plan under Section 401 of the Internal Revenue Code of 1986, and has been maintained, in all material respects, in accordance with its terms and with all provisions of ERISA applicable thereto; (ii) no condition (financial or otherwise) exists and no event has occurred that would subject such plan to termination pursuant to Section 4042 of ERISA; and (iii) Borrower and the Subsidiary have not incurred any liability to the Pension Benefit Guaranty Corporation other than for premiums not yet due and payable.

SECTION 8.20. Adverse Contracts; Defaults.  Each of the Borrower and the Subsidiary is not a party to any agreement or instrument or subject to any certificate of incorporation or By-laws provisions or other company restriction materially adversely affecting its business, properties or assets, operations, condition (financial or otherwise) or prospects. Each of the Borrower and the Subsidiary is not in default in any respect in the performance, observance or fulfillment of any of the

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material obligations, covenants or conditions contained in any agreement or instrument to which it is a party.

SECTION 8.21. Information Not Misleading.  To the best knowledge of the Borrower after reasonable inquiry and diligence, no information, exhibit or report furnished by Borrower to Lender in connection with the negotiation of this Agreement contained any misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading. There is no fact known to Borrower that materially adversely affects or in the future could, so far as Borrower can now reasonably foresee, have a Material Adverse Effect that has not been set forth in this Agreement or in the Exhibits hereto. The Borrower agrees to cooperate with the Bank in complying with any additional representations and warranties which the Bank may request prior to the Disbursement Date.

SECTION 8.22. Insurance.  All of the properties and operations of Borrower and Subsidiary are of a character usually insured by Persons of established reputation engaged in the same or similar businesses similarly situated are adequately insured, by financially sound and reputable insurance companies, against loss or damage of the kinds and in amounts customarily insured against by such Persons and Borrower and the Subsidiary each carry, with such insurers in customary amounts, such other insurance, including public and product liability, as is usually carried by Persons of established reputation engaged in the same or similar businesses similarly situated.

SECTION 8.23. Security Interests.  After giving effect to the transactions to occur on the Closing Date, Lender will have a perfected, first priority security interest in all of the Collateral, subject to no other Liens.

SECTION 8.24. Events of Default.  There does not exist any Event of Default hereunder.

SECTION 8.25. Investments; Guarantees.  Borrower and the Subsidiary have made no investments in, advances to or guarantees of the obligations of any Person.

SECTION 8.26. Directors and Officers.  No director, managing agent, officer, or manager of the Borrower, the Subsidiary or the Parent Company is a director of the Bank, and no director of Bank holds any material interest in the Borrower, the Subsidiary or the Parent Company. None of the directors of the Borrower, Subsidiary or the Parent Company is a director of a banking company ( as defined under the Indian Banking Regulation Act, 1949) or specified near relation (as specified by Reserve Bank of India) of a director of a banking company or a near relative of any senior officer of the Bank. No director, managing agent, officer, or manager of the Borrower, Subsidiary or Parent Company has been declared a “willful defaulter” by any Governmental Authority. In the event that any such person is declared a “willful defaulter” then the Borrower, Subsidiary or Parent Company, as the case may be, shall promptly remove or cause to be removed such person from his or her directorship.

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SECTION 8.27. Representations Not Misleading.  None of the representations or warranties made by the Borrower or Parent Company in this Agreement or in any other Credit Documents, or document or certificate furnished by the Borrower or Parent Company pursuant to this Agreement or any other Credit Documents, when all such documents are read together in their entirety, contains or will contain at the Closing Date or any date on which Advances are made, any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IX

AFFIRMATIVE COVENANTS

So long as the Note shall remain unpaid or any indebtedness remains outstanding under this Agreement, Note or any other Credit Documents, the Borrower will, and shall ensure that the Subsidiary will:

SECTION 9.01. Maintenance of Existence.  Preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified as a corporation in each jurisdiction in which such qualification is required.

SECTION 9.02. Maintenance of Records.  Maintain, keep and preserve adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower and the Subsidiary.

SECTION 9.03. Maintenance of Collateral.  Borrower and the Subsidiary shall maintain, keep, and preserve all Collateral and their respective properties and assets (tangible and intangible) necessary or useful in the proper conduct of their business in good working order and condition, and shall not permit any action or omission that might materially impair the value thereof, ordinary wear and tear excepted.

SECTION 9.04. Inspection of Collateral and Related Records.  Maintain, keep and preserve with respect to the Collateral accurate records that are as complete and comprehensive as those customarily maintained by others engaged in the same business following good corporate governance and practices and make available to the Bank or its representatives, on the Bank’s reasonable advance written request, all books, records, contracts, notes and all other information and data of every kind relating to its business and the Collateral. The Bank shall have the right to examine all such books, records, contracts and other information and to make abstracts therefrom or copies thereof at any time and from time to time upon reasonable advance written notice to the Borrower. At any time or times that the Bank may reasonably request in advance, the Borrower will, at its cost and expense, prepare in a list or lists in such form as shall be satisfactory to the Bank, certified by duly authorized officers, describing in the

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Collateral such detail as the Bank shall require and specifying the location of such Collateral and the records pertaining thereto, and permit the Bank to inspect such Collateral or any part thereof, twice in a calendar year, at Borrower’s cost and expense at such place as the Collateral may be held or located or at such other reasonable place chosen by the Bank, provided, that if an Event of Default has occurred and is continuing, the Bank shall be entitled to conduct such inspections as frequently and at such times as the Bank determines in its sole discretion.

SECTION 9.05. Conduct of Business.  Borrower and Subsidiary shall continue to conduct in an efficient and economical manner a business of the same general type as conducted by the Borrower and Subsidiary on the date of this Agreement.

SECTION 9.06. Intentionally Deleted.

SECTION 9.07. Compliance with Laws.  Borrower and the Subsidiary shall comply in all respects with all applicable Laws, including, without limitation, Anti-Terrorism Laws and paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property unless such taxes, assessments and governmental charges are being diligently contested, in good faith, by the Borrower or the Subsidiary, except where such failure to comply, in each case, has no material effect on the Borrower or the Subsidiary.

SECTION 9.08. Right of Inspection.  Borrower shall at its sole cost and expense, upon written request by the Bank, permit the Bank or any agent or representative thereof to examine, audit and make copies of and abstracts from the records and books of account of, and visit the properties of the Borrower and the Subsidiary and to discuss the affairs, finances and accounts of the Borrower and the Subsidiary with any of its (or any of its Subsidiary’s) officers, directors and independent accountants, including, at the sole discretion of the Bank, twice per calendar year audit of Borrower’s and Subsidiary’s receivables.

SECTION 9.09. Reporting Requirements.  Furnish to the Bank:

(a)        Annual financial statements.

(i)        Provisional Statements. Borrower shall furnish to Lender as soon as available, but in any event within 90 days after the close of each Fiscal Year, the following annual financial statements of Borrower and its subsidiaries, which financial statements may be unaudited, but shall be prepared in accordance with GAAP and shall be certified to such effect, subject to normal year-end adjustments, by the chief executive officer or the chief financial officer of Borrower, who shall certify that such financial statements fairly present in all material respects the financial condition and the results of operations of Borrower and its subsidiaries as of the date and for the periods set forth therein: consolidated and consolidating balance sheets as of the end of such Fiscal Year, and consolidated and consolidating statements of income, stockholders’ equity and changes in financial position for such Fiscal Year. In each case, such

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financial statements shall show comparisons to the prior year; and

(ii)      Audited Statements. Borrower shall furnish to Lender as soon as available, but in any event within six (6) months after the close of each Fiscal Year, the following annual financial statements of Borrower and its subsidiaries which shall have been prepared in accordance with GAAP and audited by a reputable accounting and auditing firm of recognized standing acceptable to Lender: consolidated and consolidating balance sheets as of the end of such Fiscal Year, and consolidated and consolidating statements of income, stockholders’ equity and changes in financial position for such Fiscal Year. In each case, such financial statements shall show comparisons to the prior year. Borrower shall promptly deliver to Lender a complete copy of each of its federal income tax returns (including any and all amendments, extensions and schedules relating thereto); and

(b)       Monthly Receivables Statements of Borrower. Borrower shall furnish to Lender, within 15 days after the end of each month of each Fiscal Year, a receivables statement detailing book debts of the Borrower in the format prescribed by the Bank. Such receivables statements may be unaudited, but shall be prepared in accordance with GAAP and shall be certified to such effect, subject to normal year-end adjustments, by the chief executive officer or the chief financial officer of Borrower, who shall certify that such receivables statements fairly present in all material respects the book debts of Borrower and its subsidiaries as of the date and for the periods set forth therein.

(c)       Quarterly Financial Statements of Borrower. Borrower shall furnish to Lender, within 45 days after the end of each of calendar quarter of each Fiscal Year and within 45 days after the end of the last month of each Fiscal Year, consolidated and consolidating balance sheets as of the end of such quarter, and consolidated and consolidating statements of income, on a year-to-date basis. Each year-to-date statement of income shall set forth in comparative form the statement of income of the corresponding year-to-date period, of the previous Fiscal Year. Such financial statements may be unaudited, but shall be prepared in accordance with GAAP and shall be certified to such effect, subject to normal year-end adjustments, by the chief executive officer or the chief financial officer of Borrower, who shall certify that such financial statements fairly present in all material respects the financial condition and the results of operations of Borrower and its Subsidiaries as of the date and for the periods set forth therein.

(d)       Management Letters. Promptly upon receipt thereof, copies of any reports submitted to the Borrowers by independent certified public accountants in connection with examination of the consolidated financial statements of the Borrower made by such accountants; and

(e)       Notice of Litigation. Promptly after the commencement thereof, notice of or all actions, suits and proceedings before any courts or Governmental Authority department, board or bureau, domestic or foreign, affecting the Borrower or Subsidiary, could have a material adverse effect on the financial condition, properties,

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prospects or operations of the Borrower or Subsidiary; and

(f)        Notice of Events of Default; Compliance Certificate. As soon as possible and in any event within five days after the occurrence of any Event of Default a written notice signed by the chief executive officer or chief financial officer setting forth the details of such Event of Default and the action which is proposed to be taken by the Borrower with respect thereto. In addition, Borrower shall deliver to Lender, not later than 30 days after the end of each fiscal quarter, a certificate of the chief executive officer or the chief financial officer of Borrower, stating that except as disclosed in the certificate such officer has no knowledge of an Event of Default hereunder; and

(g)       Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statements or report furnished to any other party pursuant to the terms of any indenture, loan, credit or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section 9.09.

SECTION 9.10. RBI Guidelines.  Borrower shall cause the Parent Company to comply in all respects with the RBI regulations including, without limitation, the RBI ODI Regulations and the RBI Guarantees Regulations.

SECTION 9.11. Maintenance of Banking Relationship.  (a) The Borrower and the Subsidiaries shall not seek loans or other credits from any other bank or financial institution or lender, unless the Borrower has first requested and applied for a loan with the Bank, and the Bank has consented to the Borrower and/or its Subsidiaries seeking loans and other credit facilities from other banks, lenders or financial institution during the term of this Agreement.

SECTION 9.12. Pollution Control Board Clearance.  Periodically submit to the Bank copies of various governmental approval/clearance as to compliance by the Borrower and the Subsidiary of regulations governing pollution control and emission.

SECTION 9.13. No Dilution of Ownership Interest.  The Parent Company shall at all times either directly or through Mastek UK Ltd. continue to own 100% of the issued and outstanding shares of capital stock of the Borrower, and Borrower shall at all times continue to own 100% of the issued and outstanding shares of capital stock of the Subsidiary, and no other Person shall have any voting rights (whether pursuant to ownership of equity, by contract or otherwise) with respect to such entities so long any amounts remain due and/or outstanding under this Agreement, any Note or any Credit Documents.

SECTION 9.14. No Change of Management Control of the Borrower, Subsidiary and Parent Company.  The management control of the Borrower, Subsidiary and Parent Company shall remain with the same Persons who manage Borrower, Subsidiary and Parent Company respectively, of the date of this Agreement.

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SECTION 9.15. Payment of Taxes and Claims.  Borrower shall, and shall cause the Subsidiary to, pay or cause to be paid all taxes, assessments and other governmental charges imposed upon its properties or assets or in respect of any of its franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by Law have or might become due and payable and that by Law have or might become a Lien or charge upon any of its properties or assets, provided that (unless any material item of property would be lost, forfeited or materially damaged as a result thereof) no such charge or claim need be paid if the amount, applicability or validity thereof is currently being contested in good faith and if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor.

SECTION 9.16. Net Working Capital.  Maintain net working capital at the levels sufficient to carry on the business of the Borrower and Subsidiary consistent with past practices.

SECTION 9.17. Employee Pension Benefit Plans.  Borrower shall furnish to Lender (i) as promptly as practicable, and in any event within ten days after any executive officer of Borrower or Subsidiary knows or has reason to know that a reportable event with respect to any pension or other benefit plan of Borrower or Subsidiary subject to the provisions of ERISA has occurred, a statement of the chief financial officer of Borrower or Subsidiary (as the case may be) setting forth details as to such reportable event and the action that is proposed to be taken with respect thereto, together with a copy of the notice of such reportable event given to the Pension Benefit Guaranty Corporation, (ii) promptly after distribution to plan participants, copies of each summary annual report with respect to each plan and (iii) promptly after receipt thereof, a copy of any notice Borrower or Subsidiary may receive from the Pension Benefit Guaranty Corporation relating to the intention of such corporation to terminate any plan or to appoint a trustee to administer any plan.

SECTION 9.18. Notices of Certain Events.  Borrower shall promptly give notice to Lender of:

(a)          Any default or event of default under any contractual obligation of Borrower or Subsidiary; or

(b)          An event, condition or circumstance that could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 9.18 shall be accompanied by a statement of the chief executive officer or chief financial officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto.

SECTION 9.19. Performance of Contracts.  Borrower and Subsidiary shall perform and comply with, in accordance with its terms, each and every material

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contract, agreement or instrument now or hereafter binding upon it, except to the extent that it shall contest the provisions thereof in good faith and by proper legal proceedings.

SECTION 9.20. Use of Proceeds.  Borrower shall use the Revolving Credit Loan proceeds disbursed pursuant to this Agreement for its working capital needs and for the payment of fees and expenses associated with the transactions contemplated by this Agreement and other Credit Documents.

SECTION 9.21. Indian Regulatory Approvals.  If any approval of a Governmental Authority in India is necessary or desirable (the “Relevant Approval”) in the opinion of the Bank, acting in its sole discretion, in order for any Credit Document to be effective to secure the loan and credit facilities made available for the benefit of the Borrower, new lender or for any other reason, the Borrower shall immediately following the request of the Bank obtain the Relevant Approval as soon as practicable at its own cost and expense.

SECTION 9.22. Debt Service Reserve Account.  The Borrower shall maintain two hundred thousand dollars ($200,000.00) in an account (“Debt Service Reserve Account”) with the Bank until all amounts owed to the Bank under this Agreement are repaid to the Bank. The Borrower shall establish and fund the Debt Service Reserve Account on or before the earlier of (a) March 15, 2011 and (b) the first Disbursement Date. If at any time the Bank utilizes amounts from the Debt Service Reserve Account to pay any of the Borrower’s obligations pursuant to this Agreement or any Credit Document, then the Borrower shall promptly replenish such amounts in the Debt Service Reserve Account to the amount first stated above in this Section 9.22.

SECTION 9.23. Credit Ratings.  Upon Lender’s request, Borrower shall get the loan transactions or Borrower or Parent Company rated by a credit rating agency approved by the Lender within ninety days of such request, and Borrower and/or the Parent Company shall undertake periodic reviews of such rating as specified by such credit rating agency, and shall immediately inform the Lender of any change or potential change in such credit rating. Borrower and/or the Parent Company shall be responsible for all costs incurred in connection with complying with its obligations under this Section 9.23.

SECTION 9.24. Borrower’s Legal Opinion Regarding Enforceability.  The Borrower shall obtain for the benefit of, and deliver to, the Bank within fifteen (15) days from the Closing Date Borrower’s counsel’s legal opinion, which shall be satisfactory in form and substance to the Bank and its counsel, on the enforceability under the laws of the State of New York of those Credit Documents for which the governing law is the laws of the State of New York.

SECTION 9.25. Continuing Representations.  The warranties and representations made by Borrower in this Agreement are continuing. In the event that any obligation, representation or warranty is no longer true or correct, Borrower will immediately notify the Bank in writing.

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ARTICLE X

NEGATIVE COVENANTS

So long as the Note shall remain unpaid or the Borrower shall have any Obligations under this Agreement, neither the Borrower nor the Subsidiary shall without the Bank’s prior written consent:

SECTION 10.01. Liens. Create, incur, assume or suffer to exist any Lien or any preferential arrangement, including retention arrangements or escrow arrangements having the effect of granting security, upon or with respect to any of its assets or properties, now owned or hereafter acquired, except:

(a)       Liens in favor of the Bank; and

(b)       Liens for taxes or assessments or other government charges or levies not yet due and payable or, if due and payable, contested in good faith by appropriate legal proceeding and for which appropriate reserves are maintained.

SECTION 10.02. Debt.  Create, incur, assume or suffer to exist any debt, except:

(a) Debt of the Borrower under this Agreement or the Note; and

(b) Accounts payable to trade creditors for goods or services that are not aged more than ninety days from billing date and current operating liabilities (other than for borrowed money) which are not more than sixty days past due, in each case incurred in the ordinary course of business consistent with past practices and paid within the specified time, unless contested in good faith and by appropriate legal proceedings.

SECTION 10.03. Mergers, Etc.  Neither Borrower nor Subsidiary shall (i) enter into any transaction of merger or consolidation or amalgamation, or (ii) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or (iii) convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any shares of their respective capital stock of the Borrower or all or any material part of its business or assets, whether now owned or hereafter acquired, or (iv) acquire by purchase or otherwise all or substantially all the business or assets of, or stock or other equity interests or other evidence of beneficial ownership of, any Person, or (v) make any material change in the nature of its business or in the methods by which it conducts business, or (vi) amend its certificate of incorporation, bylaws (or equivalent charter documents) to create or authorize the creation of any class or series of stock other than the class or classes or series of stock now authorized in its certificate of incorporation heretofore delivered to Lender, or (vii) in the case of Subsidiary, permit less than 100% of its equity interests to be owned legally and beneficially by Borrower.

SECTION 10.04. Leases.  Create, incur, assume or suffer to exist any

26

obligation as lessee for the rental or hire of any real or personal property, except leases existing on the date of this Agreement and any extensions or renewals thereof on terms that are not materially different then the terms as of the date of this Agreement.

SECTION 10.05. Sale and Leaseback.  Sell, transfer or otherwise dispose of any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

SECTION 10.06. Dividends.  On the occurrence and/or during the continuance of an Event of Default, declare or pay any dividends; or make any distribution of assets to its stockholders as such whether in cash, assets or obligations of the Borrower or Subsidiary; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock.

SECTION 10.07. Sale of Assets.  Without the Bank’s prior consent, sell, lease, assign, transfer or otherwise dispose of any of its now owned or hereafter acquired assets (including, without limitation, receivables and leasehold interest), except for inventory disposed of in the ordinary course of business consistent with past practices, or where the assets disposed of during the term of this Agreement do not exceed $1,000,000 in the aggregate. Further, Borrower and Subsidiary shall not, and shall not permit any subsidiary to, sell, assign or exchange any of its accounts or notes receivable, with or without recourse.

SECTION 10.08 Additions and Improvements.  Incur directly or indirectly or allow its subsidiaries to incur any expenditure or enter into contracts for expenditures for additions and improvements to Borrower’s or Subsidiary’s assets, in a sum exceeding $250,000.00 individually and no more than $750,000.00 in the aggregate.

SECTION 10.09. Investments.  Without the Bank’s prior consent, make any loan or advance to any Person or purchase or otherwise acquire any capital stock, assets, obligations or other securities of, make any capital contribution to or otherwise invest in or acquire any interest in any Person.

SECTION 10.10. Guaranties, Etc.  Without the Bank’s prior consent, assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods or services to supply or advance any funds, assets, goods or services to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any person against loss) for obligations of any Person.

SECTION 10.11. Transactions with Affiliates.  Without the Bank’s prior written consent enter into any transaction with any Affiliate of the Borrower, including, without limitation, the purchase, sale or exchange of property or the rendering of any services, except in the ordinary course of and pursuant to the reasonable requirements of

27

the Borrower’s business and upon fair and reasonable terms no less favorable to the Borrower than would obtain in a comparable arm’s-length transaction with a Person not that is not an Affiliate of the Borrower.

SECTION 10.12. Name and Business.  Change the name of the Borrower or Subsidiary, or conduct any business that is materially different from the business of the Borrower or Subsidiary as carried on as of the date of this Agreement. Further, the Borrower shall promptly notify the Bank in writing of any change in principal officers of the Borrower or Subsidiary.

SECTION 10.13. Location.  Change the location of the books and records and Collateral of the Borrower or Subsidiary.

SECTION 10.14. Employee Pension Benefit Plans.  With respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) established or maintained by Borrower or the Subsidiary, Borrower or Subsidiary: (i) shall maintain such plan as a qualified plan under Section 401 of the Internal Revenue Code of 1986 and, in all material respects, in accordance with its terms and with all provisions of ERISA applicable thereto; (ii) shall not permit any condition, financial or otherwise, to exist or any event to occur that would subject such plan to termination pursuant to Section 4042 of ERISA; (iii) shall not incur any liability to the Pension Benefit Guaranty Corporation other than for annual premiums not yet due and payable; and (iv) shall not permit the aggregate amount of vested unfunded liabilities of Borrower and Subsidiary under all such plans (excluding unfunded liabilities for benefits that vest or might become vested only as a result of the termination of any or all of such plans) to exceed $25,000.

SECTION 10.15. Double Financing.  Obtain double financing on its accounts receivables.

SECTION 10.16. Change of Business.  Make or allow to be made a substantial change to the nature of Borrower’s or Subsidiary’s business (and Borrower shall ensure that the Parent Company shall procure that no substantial change is made to the general nature of the business of the Parent Company and its subsidiaries taken as a whole) from that carried on at the date of this Agreement.

SECTION 10.17. Borrowing Limit.  Borrow aggregate amounts in excess of the Borrowing Limit.

SECTION 10.18. Exclusive Lending Relationship.  Borrow any amounts from any lender besides the Bank, or create or authorize the creation of any debt security other than the Note under this Agreement, unless the Borrower and/or Subsidiary has first requested and applied for a loan with the Bank, and the Bank has consented to the Borrower and/or its Subsidiaries seeking loans and other credit facilities from other banks, lenders or financial institution during the term of this Agreement or creation of a security interest in favor of any other lender or financial institution.

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ARTICLE XI

EVENT OF DEFAULT

SECTION 11.01. Event of Default.  If any of the following events (“each an “Event of Default”’) shall occur:

(a)       The Borrower shall fail to pay the principal, interest, fees or commissions relating to any Advance when due and payable under this Agreement, any Note or any Credit Documents and such failure continues for seven (7) days past the applicable due date of payment, provided that any applicable default rate of interest under this Agreement shall accrue from the date such principal, interest, fee or commission was due; or

(b)       Any representation or warranty made or deemed made by the Borrower in this Agreement or any Credit Document or statement furnished at any time under or in connection with this Agreement or any other Credit Document are incorrect or misleading in any material respect as of the date made or deemed made or any information, documents or representations made during the loan application process are not true or are misleading in any material respect; or

(c)       The Borrower shall fail to perform or observe any term, covenant, or agreement contained in this Agreement or any Credit Documents to which it is a party within the time provided; or

(d)       The Borrower shall (1) fail to pay any amount, pursuant to the terms of any agreement, document or promissory notes when due or any interest, charges or premium thereon, when due by scheduled maturity, required prepayment, acceleration, demand or otherwise, if such failure remains uncured for more than the applicable period of notice and cure, or an amount in excess of $10,000 within seven (7) days of the due date under such agreement, document or promissory note where no notice or cure period is provided, or (2) fail to perform or observe any term, covenant or condition required to be performed or observed by it under any agreement or instrument relating to any such indebtedness if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration after the giving of notice or passage of time or both, of the maturity of such indebtedness, whether or not such failure to perform or observe is waived by the holder of such indebtedness; or any such indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or (3) generally be in default under any other mortgage or security agreement; or

(e)       The Borrower (1) shall generally not, or shall be unable to, or shall admit in writing their inability to pay their Debts as such Debts become due; or (2) shall make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for them or a substantial part of their assets; or (3) shall commence any proceeding under any bankruptcy, reorganization,

29

arrangements, readjustment of debt, dissolution or liquidation Law of any jurisdiction, whether now or hereafter in effect; or (4) shall have any such petition or application filed or any such proceeding commenced against them in which an order for relief is entered or adjudication or appointment is made and remains undismissed for a period of thirty days or more; or (5) by any act or omission shall indicate their consent to, approval of or acquiescence in any such petition, application, proceeding or order for relief or in the appointment of a custodian, receiver, or trustee for all or any substantial part of their properties; or (6) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty days or more; or (7) become insolvent; or (8) make a transfer in fraud of creditors or (9) any of the events in Section 11.01(e) clauses (1) though (8) shall occur with respect to the Subsidiary or Parent Company;

(f)        One or more judgments, decrees or orders for the payment of money shall be rendered against the Borrower or Subsidiary and such judgments, decrees or orders shall continue unsatisfied and in effect for a period of thirty consecutive days without being vacated, discharged, satisfied, stayed or bonded pending appeal; or

(g)       The Security Agreement shall, at any time and for any reason, cease (1) to create a valid and perfected first priority security interest in and to the Collateral and purported to be the subject thereto or (2) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower or the signatory; or

(h)       The validity or enforceability of the Guaranty shall be contested by Borrower or Parent Company, or Parent Company shall deny any further liability or obligation under or shall fail to perform its respective obligation under the Guaranty; or

(i)        Any representation or warranty made or deemed made by the Parent Company in the Guaranty or statement furnished at any time under or in connection with the Guaranty as required by this Agreement or any of the Credit Documents shall prove to have been incorrect in any material respect as of the date made or deemed made; or

(j)        Parent Company shall fail to perform or observe any term, covenant, or agreement contained in the Guaranty, Subordination Agreement or any other Credit Documents to which it is a party; or

(k)      Any Person (i) (other than the Parent Company or Mastek UK Ltd.) acquires any shares of capital stock, and securities or any security convertible into, exercisable or exchangeable for or into shares of capital stock or equity interest of the Borrower or (ii) (other than the Borrower) acquires any shares of capital stock, and securities or any security convertible into, exercisable or exchangeable for or into shares of capital stock or equity interest of the Subsidiary.

(l)        There is a Material Adverse Effect; or

(m)      The Borrower, Subsidiary or Parent Company ceases to carry on

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its business consistent with past practices or there is a material change in its line of business after the date of this Agreement; or

(n)       There shall be any tax assessment by the United States or foreign Government tax authorities or any state or political subdivision thereof against the Borrower, Subsidiary or Parent Company in an amount equal to or in excess of $150,000, unless being contested in good faith by appropriate legal action or proceeding; or

(o)       The results of any field review report or inspection made by the Bank or its representatives shall not be satisfactory to the Bank in its reasonable discretion; or

(p)       The validity or enforceability of any Credit Documents shall be contested by Borrower, Parent Company or any other Person; or

(q)       If any claim of priority to the Credit Documents by title, Lien, or otherwise shall be upheld by any court of competent jurisdiction or shall be consented to by the Borrower or Parent Company; or

(r)       The consummation by the Borrower of any transaction which would cause (A) the Revolving Credit Loan or any exercise of the Bank’s rights under the Credit Documents to constitute a nonexempt or prohibited transaction under ERISA or (B) a violation of a state statute regulating governmental plans; or

(s)       It is or becomes unlawful for the Borrower or Parent Company to perform any of their respective obligations under the Credit Documents; or

(t)        Any Governmental Authority or other authority (whether de jure or de facto) (1) nationalizes, compulsorily acquires, expropriates or seizes all or a substantial part of the business or assets of the Borrower, Subsidiary or the Parent Company, or (2) revokes any operating license or other authorizations for the Borrower, Subsidiary or Parent Company to do business;

THEN, and in every such event, the Bank may (1) immediately cancel the undrawn credit facilities under the Credit Documents, and declare the Note, all interest thereon and any charges and fees, and all other amounts payable under this Agreement and other Credit Documents to be forthwith due and payable, whereupon the Note, all such interest, and all amounts under this Agreement, the Note and Credit Documents shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; and (2) with or without taking possession thereof, sell or cause to be sold, at such price or prices as the Bank shall so determine in a commercially reasonable manner, and for cash or on credit or for future delivery, without assumption of any credit risk, all or any portion of the Collateral, at any public or private sale, without demand of performance or notice of intention to, sell or of time or place of sale. Each purchaser at any such sale (including, if applicable, the Bank) shall acquire and hold the Collateral sold absolutely

31

free from any claim or right of whatever kind including any equity or redemption, and the Borrower hereby waives (to the extent permitted by Law) all rights of redemption, stay and/or appraisal which they now have or may have at any time in the future under any rule of Law now existing or hereafter enacted. Any public or private sale of the Collateral or any part thereof shall be held at such time or times within ordinary business hours and at such place or places as the Bank may fix in the notice of such sale. At such sale, the Collateral, or any portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Bank may (in its sole discretion) determine and, if permitted by Law, the Bank may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for and purchase the Collateral or any portion thereof for the account of the Bank. The Bank shall not be obligated to make any sale of the whole or any part of the Collateral if it shall determine not to do so. The Bank may, by announcement at the time and place fixed for sale, without prior notice or publication, adjourn any public or private sale of Collateral or cause the same to be adjourned from time to time, and such sale may, without further notice, be made at the time and place to which the same was adjourned. In the case of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Bank until the sale price is paid by the purchaser or purchasers thereof, but the Bank shall incur no liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice.

ARTICLE XII

MISCELLANEOUS

SECTION 12.01. Amendments, Etc.  No amendment, modification, termination or waiver of any provision of this Agreement or any Credit Documents to which the Borrower is a party, nor consent to any departure by the Borrower from any Credit Documents to which they are a party, shall in any event be effective unless the same shall be writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 12.02. Notices, Etc.  All notices and other communications, provided for under this Agreement and under the other Credit Documents to which the Borrower is a party shall be in writing and mailed or telecopied or delivered, if to the Borrower, at its address at 105 Fieldcrest Avenue, Suite 208, Edison, NJ 08837, Attention: Vice President, Finance in the United States of America, and if to the Bank, at its address at 500 Fifth Avenue, 28th Floor, New York, New York 10110 in the United States America; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices and communications shall when mailed, hand delivered, sent by overnight courier or telegraphed, be effective when deposited in the mails or delivered to the telegraph company or received when delivered by hand or through courier, respectively, addressed as aforesaid, except that notices to the Bank pursuant to the provisions of this Agreements shall not be effective until received by the Bank.

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SECTION 12.03. No Waiver; remedies.  No failure on the part of the Bank to exercise, and no delay in exercising, any right, power or remedy under any Credit Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Credit Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Credit Documents are cumulative and not exclusive of any remedies provided by Law.

SECTION 12.04. Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights, interests or obligations (including, by way of merger, operation of Law, sale of stock or otherwise) under this Agreement, any of the Credit Documents or any other documents executed after the date of this Agreement and in connection with the administration of the Facility, without the prior written consent of the Bank.

SECTION 12.05. Costs, Expenses and Taxes.  The Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery, filing, recording, perfection and administration of any of the Credit Documents, and any other documents executed after the date of this Agreement and in connection with the administration of the Facility, including (without limitation) the disbursement of the Revolving Credit Loan. The foregoing shall include, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank with respect thereto and with respect to advising the Bank as to its rights and responsibilities under any of the Credit Documents and all costs and expenses, if any, in connection with the enforcement of, or preservation of rights under, any of the Credit Documents. If the Borrower requests an amendment, waiver or consent, the Borrower shall, within five Business Days of demand, reimburse the Bank for the amount of all costs and expenses (including legal fees) reasonably incurred by the Bank in responding to, evaluating, negotiating or complying with that request or requirement. The Borrower shall promptly on demand pay the Bank the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the administration or release of any Lien created pursuant to the Security Agreement or any similar Agreement, executed by the parties hereto after the date hereof In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of any of the Credit Documents and the other documents to be delivered under any such Credit Documents, and agrees to and indemnify and hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 12.06. Severability.  In case any provision of this Agreement, the Note or any other Credit Documents shall be invalid illegal or unenforceable in any jurisdiction then, as to such jurisdiction only, such provision shall to the extent of such invalidity, illegality or enforceability be deemed severed from the remainder of the relevant agreement or document and the validity, legality and enforceability of the remaining provisions shall not in any way be effected or impaired thereby.

SECTION 12.07. Applicable Law.  This Agreement, the Note, the other

33

Credit Documents, and all other documents provided for herein or therein and the rights and obligations of the parties thereto (unless a Credit Document or such other document expressly provides that the laws of another jurisdiction shall govern such document) shall be governed by and construed and enforced in accordance with the internal laws, excluding any laws regarding the conflict of laws, of the State of New York.

SECTION 12.08. Waiver of Jury Trial.  THE UNDERSIGNED HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION PREMISED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION AND THE BANK/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. To the extent permitted by Law, the Bank and the undersigned hereby also irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, that may now or hereafter have to the bringing of any such action or proceeding in such jurisdiction. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation, contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in their related future dealings. The undersigned hereby irrevocably consent and submit to the jurisdiction and venue of any court of competent jurisdiction sitting in the City, County and State of New York for adjudication of any dispute concerning this Agreement, the Note, the other Credit Documents and all other documents provided for herein or therein. The undersigned further warrants and represents that each has reviewed this waiver with its legal counsel and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE ADVANCES. In the event of litigation, this Agreement may be filed as a written consent to a trial by the Court.

SECTION 12.09. Counterparts.  This Agreement and the other Credit Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument, respectively.

SECTION 12.10. Section Headings.  The various headings used in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

SECTION 12.11. Renewal of UCC.  The Borrower authorizes the Bank to sign on Borrower’s behalf the UCC forms, file UCC-3 for renewal of the existing

34

UCC-1 and UCC-1 in the event a previously filed UCC-1 expired due to Bank’s failure to file UCC-3 or otherwise.

SECTION 12.12. Further Assurances.  At any time and from time to time upon the request of the Bank, and at the sole expense of the Borrower, the Borrower will promptly and duly executed and deliver any and all such further agreements, documents and instruments and do such other acts and things as the Bank may request in order to effect fully the purposes of this Agreement, the Note and the other Credit Documents and to provide for the payment and performance of the Obligations of the Borrower in accordance with the terms of this Agreement, the Note and other Credit Documents.

SECTION 12.13. Participation.  The Bank shall have the right to sell participation or assign its rights, interests and obligations, in whole or in part, in this Agreement, the Note, or any of the Credit Documents without the consent of the Borrower or without further notice to the Borrower. Borrower shall at its cost and expense cooperate with the Bank and execute any agreements or documents in the event such agreements or documents are necessary in the opinion of the Bank or any participating bank or assignees. The Bank may also anytime after the date of this Agreement appoint one or more security agents to hold the Collateral and any other security created by or pursuant to the Credit Documents for and on behalf of the Bank and any new lenders to whom the Bank has sold participation or assigned its rights, interests and obligations under any Credit Document and the Borrower shall execute and cause each other party to the Credit Documents to execute such agreements, documents and instruments as requested by the Bank or new lenders.

SECTION 12.14. Confidentiality.  The Borrower agrees that the terms and provisions of this Agreement and the other Credit Documents are confidential and may not be disclosed by the Borrower to any other Person (except as required by applicable Law) other than the Borrower’s accountants, attorneys, advisors and creditors, and only in connection with the transactions contemplated by this Agreement or relating to applications for credit by the Borrower, and on a confidential basis unless specifically approved by the Bank in writing prior to any such disclosure. These confidentiality requirements shall also extend to the Subsidiary and Parent Company. The Borrower shall take all steps required by the Bank to impose such confidentiality requirements on such related parties.

SECTION 12.15. Indemnity.  The Borrower agrees to indemnify the Bank and its directors, officers, employees, agents and controlling persons and their successors, heirs and assigns (individually or collectively, the “Indemnitee”) against, and to hold the Bank and such persons harmless from, any and all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees and expenses) incurred by or asserted against the Indemnitee or any such persons in connection with any investigative, administrative or judicial proceeding (whether or not the Bank or any such Indemnitee is designated as a party thereto) relating to or arising out of or in any way connected with, or as a result of, this Agreement, the other Credit Documents or the transactions contemplated hereby or the use of the proceeds of any Loan by the Borrower; provided, however, that this indemnity shall not, as to any Indemnitee, apply to any such losses,

35

claims, damages, liabilities, tax obligations, costs or expenses to the extent directly caused by the gross negligence or the willful misconduct of any Indemnitee. The provisions of this paragraph shall survive the repayment of the Loans and the Note and the termination of this Agreement.

SECTION 12.16 Exclusion of Liability.  The Bank will not be liable for any action taken by it, or for omitting to take action under or in connection with any Credit Document, unless directly caused by its gross negligence or willful misconduct. Notwithstanding any other term or provision of this Agreement to the contrary, the Bank shall not be liable under any circumstances for special, punitive, indirect or consequential loss or damage of any kind whatsoever including but not limited to loss of profits, whether or not foreseeable, even if the Bank is actually aware of or has been advised of the likelihood of such loss or damage and regardless of whether the claim for such loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary obligation or otherwise. The provisions of this Section 12.16 shall survive the termination or expiry of this Agreement.

SECTION 12.17. Prior Facilities and Agreements.  This Agreement and other Credit Documents supersede all prior written and oral agreements of the Borrower and the Bank with respect to the subject matter thereof, each of which is replaced in its entirety.

Remainder of the Page Intentionally Left Blank

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IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their respective officer thereunto duly authorized, as of the date first above written.

MAJESCOMASTEK INC.

By:	/s/ MRINAL SATTAWALLA
Name:	MRINAL SATTAWALLA
Title:	DIRECTOR

ICICI BANK LIMITED, NEW YORK BRANCH

By:	/s/ Ashish Bafna
Name:	ASHISH BAFNA
Title:	ASST. GENERAL MANAGER

37

STATE OF NEW JERSEY	)

) ss.:

COUNTY OF MIDDLESEX	)

On the _______ day of __________________ in the year 2011 before me, the undersigned a notary public in and for said state, personally appeared _________________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s), in the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

STATE OF NEW YORK	)

) ss.:

COUNTY OF NEW YORK	)

On the 25 day of March in the year 2011 before me, the undersigned a notary public in and for said state, personally appeared Mrinal Sattawala, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s), in the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Illegible

Notary Public

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SCHEDULE 8.01

Subsidiaries of the Subsidiary

Keystone Solutions Pvt. Ltd., a company formed under the laws of India, is a wholly owned subsidiary of System Task Group International Ltd.

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SCHEDULE 8.09

Exceptions to Representation of Ownership and Lien

The Borrower has pledged and given a first priority security interest in 27,218,500 shares of Common Stock of Systems Task Group International Limited, a wholly owned subsidiary of the Borrower, in favor of ICICI Bank Canada, which pledged shares represent 100% of the issued and outstanding shares of capital stock of Systems Task Group International Limited on a fully diluted basis. The Borrower represents and warrants that an amount of $3,000,000 is presently outstanding under the credit facility extended by ICICI Bank Canada, which amount will be repaid by the Borrower to ICICI Bank Canada on or before June 2012.

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Exhibit A

Form of Borrowing Request

41

Borrowing Request

Reference is made to the Credit Facility Agreement dated as of March ______, 2011 (“Credit Facility Agreement”), by and between MajescoMastek Inc., a California corporation (“Borrower”), and ICICI Bank Limited, New York Branch (“Lender”). Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Facility Agreement.

The undersigned hereby certifies as of the date hereof that [he/she] is the ___________________________ of Borrower, and that, in such capacity, [he/she] is authorized to execute and deliver this Borrowing Request to Lender on behalf of Borrower.

1.    Borrowing Request. Borrower requested a Revolving Credit Loan in the amount of $______________ on ______________, 2011 which is a Business Day.

2.    Wiring or Account Details. Borrower Requests that the amount requested herein be sent for the benefit of Borrower using the following wiring instructions:

Bank Name: [_____________________]

ABA No.: [___________________]

Account No.: [________________]

Beneficiary Name: [__________________]

Reference: [__________________]

IN WITNESS WHEREOF, the undersigned has set [his/her] name to this Borrowing Request as of the _____ day of ______________, 2011.

MajescoMastek Inc.

By:
Name:
Title:

42

Exhibit B

Form of Officer’s Lending Certificate

43

Officer’s Lending Certificate

Reference is made to the Credit Facility Agreement dated as of March _______, 2011 (“Credit Facility Agreement”), by and between MajescoMastek Inc., a California corporation (“Borrower”), and ICICI Bank Limited, New York Branch (“Lender”). Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Facility Agreement.

The undersigned hereby certifies as of the date hereof that [he/she] is the ____________________________ of Borrower, and that, in such capacity, [he/she] is authorized to execute and deliver this Officer’s Lending Certificate to Lender on behalf of Borrower.

1.          Loan.    Borrower requested a Revolving Credit Loan in the amount of $____________ on ______________, 2011.

2.          Representations and Warranties. The representations and warranties of the Borrower contained in the Credit Facility Agreement and Credit Documents to which the Borrower is a party are and will be true and correct on and as of the date hereof, and Borrower is in compliance with all of the provisions and covenants contained in the Credit Facility Agreement and Credit Documents to which it is a party.

3.          No Default. No Event of Default exists or would exist after giving effect to the Revolving Credit Loan made on the date set forth above or from the application of the proceeds thereof.

IN WITNESS WHEREOF, the undersigned has set [his/her] name to this Officer’s Lending Certificate as of the ___ day of _______________, 2011.

MajescoMastek Inc.

By:
Name:
Title:

44

July 18, 2013

MajescoMastek Inc.

105 Fieldcrest Avenue, Suite #208

Edison, New Jersey 08837

Attn: Vice President, Finance

Subject:	Extension of that certain Credit Facility Agreement dated as of March 25, 2011 by and between MajescoMastek Inc. (the “Borrower”) and ICICI Bank Limited, New York Branch (the “Bank”) (as such agreement has been amended, restated, extended or otherwise modified from time to time, the “Credit Facility Agreement”)

We refer to the above-captioned Credit Facility Agreement. Capitalized terms used in this letter and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Facility Agreement.

The Bank hereby exercises its sole and absolute discretion under Section 3.03(c) of the Credit Facility Agreement to extend the Revolving Credit Loan Termination Date to July 10, 2014 conditional upon your acceptance of the following amendments the Credit Facility Agreement:

1.	Section 6.01 of the Credit Facility Agreement is deleted in its entirety and replaced with the following:

“The Borrower shall pay interest to the Bank on the outstanding principal amount of all obligations owing to the Bank hereunder on the applicable interest payment date as agreed upon between the Borrower and the Bank and at a rate of 3M LIBOR plus 3.50% p.a. Interest on any overdue amount of principal amount of all obligations owing to the Bank hereunder and any interest accrued thereon shall be payable on demand at a rate per annum (computed on the basis of the actual number of days elapsed in a year of 360 days) equal at all times to the Bank’s cost of funds plus 2.00%.”

2.	Section 6.05 of the Credit Facility Agreement shall be amended by deleting item (ii) and replacing it with the following:

“(ii) quarterly in arrears after the Closing Date, one-fourth         percent (0.25%) per annum commitment fee payable on the daily unused portion of Facility if the unused portion exceeds Two Million Five Hundred Thousand Dollars ($2,500,000.00). The unused portion of the Facility is the amount calculated by subtracting the outstanding principal balance drawn under the Facility from the Maximum Credit Facility Amount. The Borrower hereby irrevocably authorizes the Bank to charge any account of the Borrower with the Bank to the extent the Borrower fails to pay such amounts in a timely manner.”

You agree to pay to the Bank in connection with this extension a processing fee of twenty five thousand dollars ($25,000,00).

You acknowledge and agree that the Credit Facility Agreement shall continue to be and shall remain unchanged and in full force and effect in accordance with its terms except as expressly amended hereby.

The extension of the Revolving Credit Facility Agreement contemplated herein shall be effective only upon receipt by the Bank of the attached signature page duly executed by the Borrower.

This letter shall be governed by the laws of the State of New York.

[Signature page follows.]

2

Please confirm your agreement with the foregoing terms by signing in the spaces provided below.

Very truly yours,

ICICI BANK LIMITED, NEW YORK BRANCH, as Bank

By:	/s/ Ranjeet Joshi
Name: Ranjeet Joshi
Title: AGM

We agree to the foregoing:

MAJESCOMASTEK INC., as Borrower

By:	/s/ Ketan Mehta
Name: Ketan Mehta
Title: CEO

By:
Name:
Title:

[Signature Page to Extension Letter]

July 10, 2014

MajescoMastek Inc.

105 Fieldcrest Avenue, Suite #208

Edison, New Jersey 08837

Attn: Vice President, Finance

Subject:	Extension of that certain Credit Facility Agreement dated as of March 25, 2011 by and between MajescoMastek Inc. (the “Borrower”) and ICICI Bank Limited, New York Branch (the “Bank”) (as such agreement has been amended, restated, extended or otherwise modified from time to time, the “Credit Facility Agreement”)

We refer to the above-captioned Credit Facility Agreement. Capitalized terms used in this letter and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Facility Agreement.

Subject to the conditions set forth below, the Bank hereby exercises its sole and absolute discretion under Section 3.03(c) of the Credit Facility Agreement to extend the Revolving Credit Loan Termination Date to October 9, 2014.

You acknowledge and agree that the Credit Facility Agreement shall continue to be and shall remain unchanged and in full force and effect in accordance with its terms except as expressly amended hereby.

The extension of the Revolving Credit Facility Agreement contemplated herein shall be effective only upon (1) receipt by the Bank of the attached signature page duly executed by the Borrower and (2) receipt by the Bank from the Borrower of a processing fee in the amount of$6,250.00.

This letter shall be governed by the laws of the State of New York.

[Signature page follows.]

Please confirm your agreement with the foregoing terms by signing in the spaces provided below.

Very truly yours,

ICICI BANK LIMITED, NEW YORK BRANCH, as Bank

By:
Name:
Title:

We agree to the foregoing:

MAJESCOMASTEK INC., as Borrower

By:	/s/ Ketan Mehta
	Name:	KETAN MEHTA
	Title:	CEO

By:
Name:
Title:

[Signature Page to Extension Letter]

October 21, 2014

MajescoMastek Inc.

105 Fieldcrest Avenue, Suite #208

Edison, New Jersey 08837

Attn: Vice President, Finance

Subject:	Extension of that certain Credit Facility Agreement dated as of March 25, 2011 by and between MajescoMastek Inc. (the “Borrower”) and ICICI Bank Limited, New York Branch (the “Bank”) (as such agreement has been amended, restated, extended or otherwise modified from time to time, the “Credit Facility Agreement”)

We refer to the above-captioned Credit Facility Agreement. Capitalized terms used in this letter and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Facility Agreement.

Subject to the conditions set forth below, the Bank hereby exercises its sole and absolute discretion under Section 3.03(c) of the Credit Facility Agreement to extend the Revolving Credit Loan Termination Date to November 9, 2014.

You acknowledge and agree that the Credit Facility Agreement shall continue to be and shall remain unchanged and in full force and effect in accordance with its terms except as expressly amended hereby.

The extension of the Revolving Credit Facility Agreement contemplated herein shall be effective only upon (1) receipt by the Bank of the attached signature page duly executed by the Borrower and (2) receipt by the Bank from the Borrower of a processing fee in the amount of $2,083.33

This letter shall be governed by the laws of the State of New York.

[Signature page follows.]

Please confirm your agreement with the foregoing terms by signing in the spaces provided below.

Very truly yours,

ICICI BANK LIMITED, NEW YORK BRANCH, as Bank

By:	/s/ Madhukar Reddy
	Name:	Madhukar Reddy
	Title:	Head - Corporate Banking, USA

We agree to the foregoing:

MAJESCOMASTEK INC., as Borrower

By:	/s/ Ketan Mehta
Name:
Title:

[Signature Page to Extension Letter]

November 24, 2014

MajescoMastek Inc.

105 Fieldcrest Avenue, Suite #208

Edison, New Jersey 08837

Attn: Vice President, Finance

Subject:	Extension of that certain Credit Facility Agreement dated as of March 25, 2011 by and between MajescoMastek Inc. (the “Borrower”) and ICICI Bank Limited, New York Branch (the “Bank”) (as such agreement has been amended, restated, extended or otherwise modified from time to time, the “Credit Facility Agreement”)

We refer to the above-captioned Credit Facility Agreement. Capitalized terms used in this letter and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Facility Agreement.

Subject to the conditions set forth below, the Bank hereby exercises its sole and absolute discretion under Section 3.03(c) of the Credit Facility Agreement to extend the Revolving Credit Loan Termination Date to November 11, 2015.

You acknowledge and agree that the Credit Facility Agreement shall continue to be and shall remain unchanged and in full force and effect in accordance with its terms except as expressly amended hereby.

The extension of the Revolving Credit Facility Agreement contemplated herein shall be effective only upon (1) receipt by the Bank of the attached signature page duly executed by the Borrower and (2) receipt by the Bank from the Borrower of a processing fee in the amount of $25,000.00.

This letter shall be governed by the laws of the State of New York.

[Signature page follows.]

Please confirm your agreement with the foregoing terms by signing in the spaces provided below.

Very truly yours,

ICICI BANK LIMITED, NEW YORK BRANCH, as Bank

By:	/s/ Madhukar Reddy
	Name:	Madhukar Reddy
	Title:	Head - Corporate Banking

We agree to the foregoing:

MAJESCOMASTEK INC., as Borrower

By:	/s/ Ketan Mehta
	Name:	Ketan Mehta
	Title:	President CEO

[Signature Page to Extension Letter]